EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 8, 2004, accompanying the financial statements of E-Promotions Limited as of January 31, 2004 and for the two years then ended and EPL Communications Limited as of January 31, 2004 and for the period then ended contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton UK LLP
-------------------------
Grant Thornton UK LLP
Registered Auditors




London, United Kingdom
October 7, 2004